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                                                                      EXHIBIT 12

                             CONEXANT SYSTEMS, INC.

                       STATEMENT RE: COMPUTATION OF RATIOS

                        (UNAUDITED, DOLLARS IN THOUSANDS)



                                                              Years Ended September 30,
                                        --------------------------------------------------------------------------------
                                          2000               1999              1998              1997             1996
                                        ---------         ---------         ---------         ---------        ---------
EARNINGS TO FIXED CHARGES
Earnings:
   Income (loss) before
     provision (benefit) for
     income taxes                       $(138,323)          $ 2,756         $(430,328)         $179,762         $197,161

   Add: Fixed charges, net
     of capitalized interest               41,814            15,283             5,795             3,984            2,022
                                        ---------           -------         ---------          --------         --------

                                        $ (96,509)          $18,039         $(424,533)         $183,746         $199,183
                                        =========           =======         =========          ========         ========


Fixed charges:
   Interest expense                     $  35,943           $10,800         $      --          $     --         $     --
   Capitalized interest                     1,324             1,511                --                --               --
   Interest portion of
     rental expense                         5,871             4,483             5,795             3,984            2,022
                                        ---------           -------         ---------          --------         --------

                                        $  43,138           $16,794         $   5,795          $  3,984         $  2,022
                                        =========           =======         =========          ========         ========


Ratio of  earnings to
   fixed charges                               --(1)            1.1                --(1)           46.1             98.5
                                        =========           =======         =========          ========         ========


(1) For the years ended September 30, 2000 and 1998, the Company had a deficiency of earnings compared to its fixed charges of $139.6 million and $430.3 million, respectively.